Exhibit 99.1

NEWS RELEASE

Peregrine Semiconductor Completes Collaborative Sourcing

and UltraCMOS® License Agreement with Murata

License covers advanced RFSOI-based design, process and third-party sourcing

San Diego, California, May 30, 2013 — Peregrine Semiconductor Corporation (NASDAQ: PSMI), a fabless provider of high-performance radio frequency integrated circuits (RFICs), today announced the signing of a collaborative agreement with Murata Manufacturing Company on a multi-sourcing arrangement for RF switches based on Peregrine’s proprietary UltraCMOS® technology. Under the collaboration agreement, Murata agrees to source a majority of its RF switching requirements from Peregrine in exchange for being granted a license to purchase or manufacture RF CMOS switches utilizing Peregrine’s technology and intellectual property (IP). The parties expect this agreement to result in an expanded source of supply for these critical RF components and to assure global OEMs broad access to RF CMOS products.

Peregrine Semiconductor pioneered RF CMOS-based devices with its UltraCMOS® technology, an advanced form of silicon-on-insulator (SOI) process, and more than 20 years of research and development have resulted in 150 patents issued and pending. With this strong IP portfolio, Peregrine has established a leading position in the RF front-end section of mobile devices for RF switches and tunable RF components.

Murata is a leading supplier of RF front-end (RFFE) modules for the global mobile wireless marketplace. RF front-end modules are products that incorporate RF switches and tuning devices with SAW filters, passive components, and advanced packaging techniques.

“Global OEM customers of both Peregrine and Murata have for some time requested that the companies implement an independent source of supply for the critical switching elements that are widely utilized in today’s smart phones and other wireless-communications products,” said Jim Cable, Peregrine’s president and CEO. “This agreement marks the first license of Peregrine’s switch-based intellectual property to a third party; we look forward to working collaboratively with Murata to expand the deployment of UltraCMOS technology.”

Regarding today’s announcement, Norio Nakajima, Murata’s Vice President, Communication Business Unit, stated, “Peregrine has fundamental IP in CMOS-based switches and tuning products with its UltraCMOS technology. This IP licensing arrangement solidifies our existing relationship and future collaboration with Peregrine. We believe that the combination of Murata’s filter and packaging technology with Peregrine’s UltraCMOS switch and tuning technology is a formidable RFFE solution.”

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NEWS RELEASE

About Peregrine Semiconductor

Peregrine Semiconductor (NASDAQ: PSMI) is a fabless provider of high-performance radio frequency integrated circuits (RFICs). Our solutions leverage our proprietary UltraCMOS® technology, an advanced RF Silicon-On-Insulator process. Our products deliver what we believe is an industry-leading combination of performance and monolithic integration, and target a broad range of applications in the aerospace and defense, broadband, industrial, mobile wireless device, test and measurement equipment, and wireless infrastructure markets. Additional information is available on the Company’s website at http://www.psemi.com.

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The Peregrine Semiconductor name, logo, and UltraCMOS are registered trademarks of Peregrine Semiconductor Corporation in the U.S.A.,

and other countries. All other trademarks mentioned herein

are the property of their respective owners.

CONTACT:

Jay Biskupski, Chief Financial Officer

ir@psemi.com

858-795-0161

Investor Relations:

The Blueshirt Group

Suzanne Craig or Melanie Friedman

415-217-4962; 415-217-4964

Suzanne@blueshirtgroup.com

Melanie@blueshirtgroup.com

Tags/Keywords: silicon on insulator, silicon-on-insulator, radio frequency, RFSOI, UltraCMOS, RF switch, RF front end, RFFE, 4G LTE